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                                                           EXHIBIT 11

                                         Statement Re: Computation of Per Share Earnings




                                                              Three Months Ended                      Nine Months Ended
                                                                   September                             September
                                                      ----------------------------------    ------------------   -----------------
                                                           2000              1999                 2000                 1999
                                                      ----------------  ----------------    ------------------   -----------------

Basic:
   Average shares outstanding:                              1,757,613         1,767,064             1,757,613           1,767,064

       Net effect of the assumed
       exercise of stock options-
       based on the treasury stock
       method using average stock prices                            0                 0                     0                   0
                                                      ----------------  ----------------    ------------------   -----------------

                         Total                              1,757,613         1,767,064             1,757,613           1,767,064
                                                      ================  ================    ==================   =================

Net income                                                   $579,906          $579,898            $1,811,743          $1,742,381
                                                      ================  ================    ==================   =================

Net income per share                                            $0.33             $0.33                 $1.03               $0.99
                                                      ================  ================    ==================   =================






Diluted:
   Average shares outstanding:                              1,757,613         1,767,064             1,757,613           1,767,064

       Net effect of the assumed exercise
       of stock options based on the
       treasury stock method using
       average market price or period
       end market price, whichever is higher                        0               604                     0                   0
                                                      ----------------  ----------------    ------------------   -----------------

                         Total                              1,757,613         1,767,668             1,757,613           1,767,064
                                                      ================  ================    ==================   =================

Net income                                                   $579,906          $579,898            $1,811,743          $1,742,381
                                                      ================  ================    ==================   =================

Net income per share                                            $0.33             $0.33                 $1.03               $0.99
                                                      ================  ================    ==================   =================

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